FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

This First Amendment to Office Lease Agreement (this “Amendment”) is executed as of June 11, 2018, between DPF CITYVIEW LP, a Delaware limited partnership (“Landlord”), and APOLLO ENDOSURGERY, INC., a Delaware corporation (“Tenant”), for the purpose of amending the Office Lease Agreement between Landlord’s predecessor-in-interest and Tenant dated July 16, 2012 (the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing Suite 1.300, consisting of approximately 18,388 square feet (the “Premises”), in Building 1 (the “Building”), having an address of 1120 South Capital of Texas Highway, Austin, Texas 78746. Tenant desires to extend the Lease Term for a period of thirty-seven (37) months, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.  Remeasurement. Landlord remeasured the Premises and the Property. As a result of such remeasurement, the Premises were found to contain approximately 18,234 square feet, and the Property was found to contain approximately 144,002 square feet. Landlord and Tenant acknowledge that, as of the Renewal Date (hereinafter defined), (a) the Premises contain approximately 18,234 square feet, (b) the Property contains approximately 144,002 square feet, (c) Tenant’s Pro Rata Share is 12.6623%, and (d) the Lease is amended accordingly.

2. Extension of Lease Term. The Lease Term is hereby extended such that it expires at 5:00 p.m., Austin, Texas time, on September 30, 2021, on the terms and conditions of the Lease, as modified hereby. Tenant shall have no further rights to extend or renew the Lease Term, except as provided in this Amendment; accordingly, Section II of Exhibit E to the Lease is deleted.

3. Base Rent. Beginning September 1, 2018 (the “Renewal Date”), the monthly Base Rent shall be the following amounts for the following periods of time:

Period	Annual Base Rent Rate/SF	Monthly Base Rent
9/1/18 – 9/30/19	$21.75	$33,049.13*
10/1/19 – 9/30/20	$22.40	$34,036.80
10/1/20 – 9/30/21	$23.07	$35,054.87
*Base Rent shall be abated during the period commencing on the Renewal Date and ending September 30, 2018 (the “Abatement Period”). Commencing on October 1, 2018, Tenant shall make Base Rent payments as otherwise provided in the Lease. Notwithstanding such abatement
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of Base Rent: (a) all other sums due under the Lease shall be payable as provided in the Lease, and (b) any increases in Base Rent set forth above shall occur on the dates scheduled therefor.

4. Tenant Finish-Work. Landlord shall construct tenant improvements in the Premises in accordance with Exhibit A hereto.

5. Basic Costs.

a. On the Renewal Date, Section H of Exhibit C to the Lease is deleted.

b. Effective as of the Renewal Date, for purposes of calculating Tenant’s Pro Rata Share of Basic Costs, the maximum increase in the amount of Controllable Basic Costs (defined below) that may be included in calculating Tenant’s Pro Rata Share of Basic Costs for each calendar year after 2018 shall be limited to 6% per calendar year on a cumulative, compounded basis. “Controllable Basic Costs” shall mean all Basic Costs which are within the reasonable control of Landlord; thus, excluding taxes, insurance, utilities, snow removal costs, costs incurred to comply with governmental requirements, and other costs beyond the reasonable control of Landlord.

6. Letter of Credit.

a. Effective as of the Renewal Date, the last five sentences of Section 5(B) of the Lease are deleted.

b. Effective as of the Renewal Date, Tenant shall continue to provide Landlord with a Letter of Credit in the amount of $82,163.72 in accordance with the terms of Section 5 of the Lease. Provided that no Event of Default occurs on or before September 30, 2020, the Letter of Credit shall reduce to $55,476.95, where it shall remain until thirty (30) days following the expiration of the Lease Term.

7. Option to Renew.

a. Subject to the terms and conditions of this section, Tenant shall have the option to extend the Lease Term for one (1) successive period of five (5) years (the “Renewal Term”). There shall be no additional renewal terms beyond the Renewal Term set forth herein. Tenant must exercise its option to extend the Lease by giving Landlord written notice (the ”Option Exercise Notice”) of its election to do so no later than nine (9) months, and no earlier than twelve (12) months, prior to the expiration of the then-current Lease Term. The Option Exercise Notice shall be irrevocable, and, upon Tenant’s delivery of an Option Exercise Notice, the renewal of the Lease Term shall be self-executing. If Tenant fails to timely deliver the Option Exercise Notice in strict accordance with this Section and the notice provisions of the Lease, then Tenant shall be deemed to have waived its extension rights, as aforesaid, and Tenant shall have no further right to renew the Lease.

b. All terms and conditions of the Lease, including, without limitation, all provisions governing the payment of Additional Rent, shall remain in full force and effect during the applicable Renewal Term, except that (i) the Base Rent payable during the applicable
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Renewal Term shall equal the Fair Market Rental Rate (as defined below) at the time of the commencement of the applicable Renewal Term; and (ii) Landlord shall not be obligated to make any improvements or alterations in or to the Premises nor shall there be any improvement allowance, rental abatement or other tenant concessions provided by Landlord in connection with the applicable Renewal Term. As used in this Section, the term “Fair Market Rental Rate” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a renewal period for comparable space as to build-out, location, configuration and size, in a building comparable to the Building in the submarket in which the Building is located for a comparable term assuming the following: (x) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (y) no tenant improvement allowance, free rent periods or any other special concessions (for example, design fees, refurbishing allowances, etc.) will be provided to Tenant, however that such amounts of allowances or concessions (if any) shall be utilized in determining the fair market rental rates being obtained (in which event the Fair Market Rental Rate shall be reduced by the economic equivalent of the allowances or concessions not being offered to Tenant); and (z) Tenant will continue to pay Tenant’s Pro Rata Share of Basic Costs and Taxes in accordance with the terms and conditions of the Lease.

c. Landlord and Tenant shall negotiate in good faith to determine the Base Rent for the applicable Renewal Term for a negotiation period of thirty (30) days after the date on which Landlord receives the Option Exercise Notice (the “Negotiation Period”). If Landlord and Tenant are unable to agree upon the Base Rent for the applicable Renewal Term within said Negotiation Period, the Fair Market Rental Rate for the Premises shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the State of Texas as a real estate broker specializing in the field of office leasing in and around the Building, having no fewer than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the 30-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within ten (10) days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall be either of Fair Market Rental Rate as submitted to the third broker by the two brokers selected by Landlord and Tenant, as chosen by the third broker. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

d. Tenant shall not have the right to renew the Lease for any amount of space less than the entire Premises hereunder. The renewal option granted herein shall terminate as to the entire Premises upon the failure by Tenant to timely exercise its option to renew at the times and in the manner set forth in this Section. Tenant shall not have the option to renew, as provided in this Section, if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (i) an Event of Default is continuing or (ii) Landlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

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e. Notwithstanding the fact that, upon Tenant’s delivery of an Option Exercise Notice, the renewal of the Lease Term shall be self-executing, Landlord and Tenant shall, promptly following the determination of the Base Rent for the Renewal Term, execute one or more amendments to the Lease reflecting such additional term.

8. Right of First Refusal.

a. Section III of Exhibit E to the Lease is deleted.

b. Subject to the terms and conditions of this Section, Landlord hereby grants to Tenant a right of first refusal to lease any space in the Building (the “First Refusal Space”). Notwithstanding the foregoing, such right of first refusal shall (i) commence only following the expiration or earlier termination of the initial lease (or leases, as the case may be) of the First Refusal Space, regardless of whether any such lease is executed prior to or after the date of this Amendment (including the expiration of any renewal, extension or expansion rights set forth in any such lease, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease) and (ii) shall be subject and subordinate to the rights granted prior to the date of this Amendment to any other third-party (the “Senior ROFR Holder”) to lease such First Refusal Space. Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section.

c. If Landlord receives a bona fide written offer from an unaffiliated third party for the lease of all or any portion of the First Refusal Space (each, a “Bona Fide Offer”), and Landlord is willing to accept the Bona Fide Offer, Landlord shall give Tenant written notice (the “First Refusal Notice”) of the Bona Fide Offer, but only if the Senior ROFR Holder does not wish to lease such space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the First Refusal Space on the same terms and conditions as the Bona Fide Offer (collectively, the “Bona Fide Offer Terms”).

d. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver written notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice on the Bona Fide Offer Terms. Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord to Tenant in the First Refusal Notice. Tenant may not elect to lease only a portion of the space offered in the First Refusal Notice, even if the space described in the First Refusal Notice comprises an area larger than the First Refusal Space or an area that does not comprise the entire First Refusal Space. If Tenant does not so notify Landlord within the 5-business day period, then, subject to the terms of this right of first refusal, Landlord shall be free to lease and/or re-lease all or any portion of the First Refusal Space from time to time to anyone to whom Landlord desires on any terms Landlord desires.

e. Except as otherwise expressly set forth in the First Refusal Notice, Tenant shall take the First Refusal Space in its “AS IS” condition, and Landlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the First Refusal Space. Except as otherwise expressly set forth in the First Refusal Notice, the term of the Lease for the applicable portion of the First Refusal Space, and Tenant’s obligation to pay Rent for such
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First Refusal Space shall commence upon the date of delivery of the First Refusal Space to Tenant and shall terminate on the date set forth in the First Refusal Notice.

f. Tenant shall not have the right to lease the First Refusal Space, if, as of the date of the attempted exercise of any right of first refusal by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, an Event of Default is continuing. This right of first refusal is personal with respect to Apollo Endosurgery, Inc.. Any assignment or subletting by Apollo Endosurgery, Inc. shall automatically terminate this right.

g. Notwithstanding the foregoing, however, if Landlord does not execute a lease for the First Refusal Space with any third party, under economic terms no more than 5% different from those set forth in the Bona Fide Offer Terms, within 120 days of the First Refusal Notice, then this section, and the parties' rights and obligations hereunder, will be reinstated in their entirety. The right of first refusal shall be an ongoing right of first refusal, which shall mean that if Tenant waives its right of first refusal pursuant to this section and all of the First Refusal Space is subsequently leased to a third party ("New Tenant"), Landlord shall not lease the First Refusal Space to a third party (other than the New Tenant or its permitted assignee) without notifying Tenant of the availability of the First Refusal Space, in which case Tenant shall again have a right of first refusal to lease the First Refusal Space in accordance with this section.

h. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall, within fifteen (15) days after receiving an amendment to the Lease for the First Refusal Space in accordance with the terms herein, execute an amendment to the Lease for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Section.

9. Parking. On the Renewal Date, Section I of Exhibit E to the Lease is amended to provide that Landlord shall make available to Tenant the use of sixty-eight (68) of the Building’s unreserved parking spaces (the “Spaces”) in the Building parking lot. Tenant may convert up to a total of ten (10) of such unreserved Spaces to covered Spaces in the CityView parking garage, by giving written notice to Landlord; provided, Landlord may take back five (5) of the covered Spaces upon sixty (60) days prior written notice to Tenant.

10. Hazardous Materials. To Landlord’s current actual knowledge, as of the date of this Amendment, Landlord has not received written notice from any applicable governmental authority that the Premises is in violation of any Environmental Laws that remains uncured.

11. Surrender. Section 26 of the Lease is amended to provide that, upon the expiration or earlier termination of the Lease, Tenant, at its sole cost and expense, will remove all of Tenant’s data/telephone cabling and furniture, fixtures, and equipment located in the Premises.

12. ADA. Landlord represents to Tenant that, as of the date of this Amendment, the Building is in material compliance with the provisions of the Americans With Disabilities Act of 1990 (as amended) (the "ADA") and the Texas Architectural Barriers Act (as amended) [Tex. Rev. Civ. Stat. Ann. Art. 9102 ] (the "TABA"); if, subsequent to the date of this Amendment, the Building is not in compliance with the ADA or the TABA for any reason other than Tenant's particular use of the Premises, any alteration or improvements installed by or at the request of
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Tenant, or as the result of any act or omission by any Tenant Indemnitee, Landlord will remedy such default at no expense to Tenant.

13. Signage. During the Lease Term, Landlord will not hang any “For Lease” or “For Sale” sign on the exterior of the Building so long as no event of default has occurred under the Lease.

14. Temporary Space. As an accommodation to Tenant during Landlord's construction of the Landlord’s Work in the Premises, Tenant shall have the exclusive right to use temporarily, and Landlord will provide to Tenant on a temporary basis, Suite 1.100, consisting of approximately 3,515 square feet, and located on the first (1st) floor within the Building, as more particularly shown on the attached Exhibit B (the “Temporary Premises”). In addition, subject to availability as determined by Landlord in its sole discretion, Tenant may expand the Temporary Premises to other spaces in the Project, including (a) Suite 2.200, consisting of approximately 4,185 square feet, (b) Suite 3.105, consisting of approximately 4,395 square feet, and (c) Suite 3.350, consisting of approximately 2,053 rentable square feet (collectively, the “Additional Temp Space”. If Tenant elects to take any portion of the Additional Temp Space, Landlord shall have the right to terminate Tenant’s right to use the Additional Temp Space upon forty-five (45) days prior written notice to Tenant. The Temporary Premises shall be made available to Tenant promptly as of the date of this Amendment, on an “AS IS, WHERE IS” basis, and Landlord shall have no obligation to refurbish or make any improvements or alterations of any nature in the Temporary Premises or provide any improvement allowance with respect thereto. Tenant's lease of the Temporary Premises shall be on and subject to all of the terms and conditions of the Lease, except that (a) Tenant shall not be obligated pay Base Rent or Tenant’s Pro Rata Share of Basic Costs or Taxes, provided Tenant shall be responsible for paying the costs of any after-hours HVAC or other additional services pursuant to Section 6 of the Lease; (b) Tenant shall have no right to renew or extend the Lease Term of the Lease with respect to the Temporary Premises; (c) Tenant shall not make any Leasehold Improvements to the Temporary Premises without the consent of Landlord; (d) furnishings and equipment may be installed in the Temporary Premises provided such items may be removed without injury or damage to the Temporary Premises; (e) Tenant shall be expressly prohibited from assigning or subleasing any or all of the Temporary Premises or any interest therein; (f) Tenant shall permit Landlord or its agents, at any time, with reasonable prior notice to Tenant or charge therefor to Landlord, to enter the Temporary Premises to exhibit the same to prospective tenants; and (g) Tenant further agrees to cooperate with Landlord in connection with Landlord's exercise of Landlord's rights of entry under this section. Tenant, at its sole cost and expense, will be responsible for obtaining telephone, cable and other services as needed for the operation of the Temporary Premises and for the removal of any improvements installed in connection therewith (including cabling). Tenant's rights in this section to use the Temporary Premises shall terminate on, and Tenant shall vacate the Temporary Premises no later than December 31, 2018. Tenant's failure to surrender the Temporary Premises in accordance with the terms of the Lease on or before December 31, 2018 shall be subject to the holdover provisions of Section 23 of the Lease based on the annual Base Rent rate per square foot for the Premises.

15. Confidentiality. Each Party acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for the other Party’s benefit and may not be disclosed by the Party to anyone, by any manner or means, directly or indirectly, without the
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other Party’s prior written consent. The consent by the other Party to any disclosures shall not be deemed to be a waiver on the part of such other Party of any prohibition against any future disclosure.

16. Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

17. Brokerage. Landlord and Tenant each warrant to the other that is has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than TCS Central Region GP LLC d/b/a Transwestern and Cushman & Wakefield U.S., Inc., whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other brokers or agents claiming the same by, through, or under the indemnifying party.

18. Determination of Charges. Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant (including provisions regarding Tenant’s Pro Rata Share of Basic Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

19. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

20. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.
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21. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

22. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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This Amendment is executed on the respective dates set forth below, but for reference purposes this Amendment shall be dated as of the date first above written. If the execution date is left blank, this Amendment shall be deemed executed as of the date first written above.

LANDLORD:

DPF CITYVIEW LP,
a Delaware limited partnership

By: DPF CityView GP LLC,
        a Delaware limited liability company,
        its general partner

        By: DCTRT Real Estate Holdco LLC,
         a Delaware limited liability company,
         its sole member

         By: Black Creek Diversified Property Operating Partnership LP,
          a Delaware limited partnership,
          its sole member

          By: Black Creek Diversified Property Fund Inc.,
           a Maryland corporation,
           its general partner

           By: /s/Larry Braud
           Name: Larry Braud
           Title: VP – Asset Management

TENANT:

APOLLO ENDOSURGERY, INC.,
a Delaware corporation

By: /s/ Stefanie Cavanaugh
Name: Stefanie Cavanaugh
Title: CFO

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EXHIBIT A

WORK AGREEMENT

1.1 Landlord’s Work. Except as otherwise agreed upon in writing, Landlord shall perform improvements to the Premises in accordance with the worklist attached to this Work Letter as Schedule 1 to this Exhibit (the ”Worklist”). The improvements to be performed by Landlord in accordance with the Worklist are referred to as “Landlord’s Work”. Landlord’s Work shall be done with such minor variations as Landlord may deem advisable, so long as such variations will not substantially vary from Worklist or materially interfere with the permitted use of the Premises. Landlord shall enter into a direct contract for Landlord’s Work with a general contractor selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed. Upon request, Tennant may request one or more general contractors to bid on the Landlord’s Work and the Landlord shall reasonably consider such general contractor candidates so long as the same comply with Landlord’s insurance and standard contractor guidelines. In addition, Landlord shall have the right to select and approve of any subcontractors used in connection with Landlord’s Work. Tenant acknowledges and agrees that, except as expressly set forth on the Worklist or as otherwise agreed upon in writing, Landlord’s Work shall be constructed using Building-standard materials designated by Landlord for the Building. In no event shall Landlord’s Work include any costs or expenses of any consultants retained by Tenant with respect to design, procurement, installation or construction of improvements or installations, whether real or personal property, for the Premises. Landlord will not require Tenant to remove the Landlord’s Work upon the expiration or earlier termination of the Lease. Landlord will reasonably cooperate with Tenant in order to perform Landlord's work with a minimum of disruption to Tenant's business; provided, Landlord will not be obligated to incur any additional costs in connection with the same.

1.2  Construction Allowance. Provided Tenant is not in default under the Lease, Landlord agrees to contribute up to $328,212.00 (the “Construction Allowance”) toward the cost of performing Landlord’s Work. Any costs of completing Landlord’s Work in excess of the Construction Allowance shall be Excess Costs (as defined below). Tenant may apply up to $36,468.00 of the Construction Allowance (the “Soft Cost Allowance”) against trade fixtures, equipment, furniture, furnishings, telephone equipment, and cabling for the Premises. Tenant shall pay Landlord, within ten (10) days after Landlord’s written demand, a construction management fee equal to 4% of the hard construction costs of Landlord’s Work to compensate for its construction management services in connection with Landlord’s Work. Such payment shall be made by deducting such fee from the Construction Allowance. The Construction Allowance is available for Tenant’s use from the date of this Amendment through August 31, 2019, after which Tenant’s right to same will expire and be of no further force and effect.

1.3 Change Orders. If Tenant shall request any changes to Landlord’s Work (“Change Orders”) that are approved by Landlord, Landlord shall have any necessary revisions to the plans for Landlord’s Work prepared at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord from the Construction Allowance or, in the event that the Construction Allowance has been expended, upon demand for the cost of preparing any such revisions. In addition, Landlord shall notify Tenant in writing of Landlord’s estimate of the cost of completing the work set forth in the Change Orders, which shall include a construction management fee
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payable to Landlord for its coordination and review of the Change Orders in an amount equal to 4% of the hard construction costs of the Change Order (“Excess Cost”). Landlord reserves the right to require Tenant to pay to Landlord the amount of the estimated Excess Cost before continuing with Landlord’s Work. If Tenant fails to pay the amount so demanded by Landlord within five (5) business days after such demand, Landlord reserves the right to withdraw its approval of the applicable Change Order and to proceed with Landlord’s Work without regard to any changes encompassed by such Change Order. If, upon completion of Landlord’s Work, Landlord determines that the Excess Cost in connection with Change Orders exceeds the amount of Excess Cost theretofore paid by Tenant to Landlord, Tenant shall, within five (5) business days after Landlord’s demand, pay the balance of the Excess Cost to Landlord. Excess Costs constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes a default under the Lease.

1.4 Representatives. Tenant has designated Maggie Keller as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, until further written notice to Landlord. Landlord has designated Amanda Coupe of Stream Realty Partners as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

1.5 Interpretation; Incorporation Into Lease. This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any written amendment or supplement to the Lease. Landlord shall not be required to perform under this Work Letter during the existence of any default under the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

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Schedule 1

[TBD]

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EXHIBIT B
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